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GenCorp Inc.

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News Release
For Immediate Release
GenCorp Corrects Pirate Capital Press Release Regarding ISS Recommendation
Sacramento, Calif., March 22, 2006 – GenCorp Inc. (NYSE:GY) today made the following statement in response to the press release issued earlier today by Pirate Capital LLC regarding the recommendation of Institutional Shareholder Services (ISS) in connection with the Company’s March 31, 2006 Annual Meeting of Shareholders:
“We believe Pirate Capital’s press release regarding ISS’s recommendation is grossly misleading. ISS did not recommend that GenCorp shareholders support Pirate’s slate of nominees to the GenCorp Board. In fact, ISS recommended that GenCorp shareholders WITHHOLD their votes for two of Pirate’s three nominees – a recommendation that Pirate inexplicably characterizes as ‘ISS Support.’
“We believe that our nominees — R. Franklin Balotti, J. Gary Cooper and Steven G. Rothmeier — possess critical industry and business experience that uniquely qualify them to help lead GenCorp. Every member of GenCorp’s board and management is committed to enhancing value for all shareholders, and we are convinced that the business strategy we are pursuing is the best way to achieve this objective. We believe that our nominees are crucial to the continued execution of our strategy, and have the knowledge and expertise to help GenCorp realize its full potential. We continue to urge all shareholders to vote FOR our nominees by signing, dating and returning the WHITE proxy card today.”
About GenCorp
GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate business segment that includes activities related to the development, sale and leasing of the Company’s real estate assets. Additional information about the Company can be obtained by visiting the Company’s web site at http://www.GenCorp.com.
Contact information:
Investors: Yasmin Seyal, senior vice president and chief financial officer 916.351.8585
Media: Linda Cutler, vice president, corporate communications 916.351.8650
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